AMENDMENT NO. 1 TO SERVICE AGREEMENT

This AMENDMENT NO. 1 TO SERVICE AGREEMENT (hereinafter "Amendment"), effective on this 18th day of February, 2009 (hereinafter "Effective Date"), is made by and among ISORAY MEDICAL, INC. (hereinafter "Manufacturer" or "IsoRay"), a Minnesota corporation having offices at 350 Hill Street, Suite 106, Richland, WA 99354, and BIOCOMPATIBLES, INC., a Delaware corporation having a principal business office at 115 Hurley Road, Building 3, Oxford CT 06478 and successor in interest to, and assignee of, ADVANCED CARE MEDICAL, INC. (hereinafter "Biocompatibles").  (Manufacturer and Biocompatibles are referred to herein as the "Parties").

WHEREAS the Manufacturer and Advanced Care Medical, Inc. ("ACM") entered into the Service Agreement dated March 1, 2006 whereby ACM (and Biocompatibles as successor thereof) provided certain loading, stranding, and other services to Manufacturer as specified therein (hereinafter "Service Agreement");

WHEREAS the term of the Service Agreement which ended dated February 29, 2008 has been extended month to month by Manufacturer and Biocompatibles;

WHEREAS Manufacturer desires to obtain the right to purchase additional brachytherapy services and related products from Biocompatibles in addition to those already included in the Service Agreement as more fully described below;

WHEREAS as a condition of the renewal, extension, and added products and services by Biocompatibles, the Parties have agreed to execute the Distribution Agreement for Biocompatibles to distribute Manufacturer's Cesium-131 seeds on a co-exclusive basis concurrently with this Amendment;

WHEREAS the Parties wish to amend the Service Agreement as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendment; Reaffirmation; Conflicts.   Except as expressly set forth herein, the Service Agreement remains unmodified and in full force and effect and the Service Agreement, as amended, is hereby ratified and confirmed.  In the event of any conflict or inconsistency between the provisions of the Service Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern.  Capitalized terms not defined in this Amendment shall have the meaning ascribed to such terms in the Service Agreement.

2. Product Definition.  The initial recital in the Service Agreement is hereby deleted in its entirety and the following substituted therefor:  "Whereas, Manufacturer sells to the medical community devices known as "Brachytherapy Seeds" (specifically all brachytherapy seeds regardless of the radioactive isotope contained in such seeds, which may consist of Cs-131, I-125,  and any other isotopes developed for brachytherapy)." For purposes of the Service Agreement as amended by this Amendment, the term "Product" shall hereinafter mean only those Brachytherapy Seeds containing Cs-131."

3. Paragraph 1.1 of the Service Agreement is hereby deleted in its entirety and the following substituted therefor:

"On the terms and subject to the conditions set forth in this Agreement, Biocompatibles shall provide to IsoRay, when and as requested by IsoRay, the Services in accordance with Revised Exhibit A hereto and made a part hereof, including the relevant Biocompatibles Products.  Biocompatibles agrees to provide the Services irrespective of the source of the Products delivered to it for processing.

Except as otherwise agreed by IsoRay in writing, throughout the Term of this Agreement, Biocompatibles (or its affiliates) shall be responsible for the supply of all of IsoRay's requirements for the Services as indicated on orders submitted by IsoRay pursuant to this Agreement and in accordance with Revised Exhibit A.  Biocompatibles shall notify IsoRay immediately upon becoming aware that Biocompatibles is unable to supply the quantity of Services ordered by IsoRay, and in such event, Biocompatibles shall implement all commercially reasonable efforts to remedy the shortage.  In the event a  shortage cannot be remedied within [**] days from its commencement, such shortage shall be deemed a material breach of this Agreement and IsoRay shall have the right to [**].

Term. The term of this Service Agreement as amended by this Amendment shall end December 31, 2011 ("Expiration Date").

Renewal.  The term shall be automatically renewed for periods of one (1) year unless canceled ninety (90) days prior to the end of the initial term or any renewal term thereafter."

4. The following provisions are hereby added to the Service Agreement as new Sections 1.3, 1.4 and 1.5:

"1.3         AnchorSeedTM With Mick Applicators.  AnchorSeedTM shall only be used with IsoRay accounts that are using properly serviced Mick Applicators, serviced by Mick Radio-Nuclear Instruments in accordance with its normally suggested maintenance schedule (annual service) within manufacturer's specifications (the "Required Maintenance").  (Mick Radio-Nuclear Instruments will not perform any unique services specific for use with AnchorSeed, but will perform its standard evaluation and servicing of Mick Applicators).  Applicators must be submitted to Mick Radio-Nuclear Instruments in accordance with its return policies, including return authorization and certificates of decontamination.  Biocompatibles will not reimburse the cost of Applicator maintenance.  However, Biocompatibles personnel will facilitate the servicing process between the end user and Mick Radio-Nuclear Instruments upon request by IsoRay or an end user.

1.4           Mick Applicator Servicing. IsoRay shall have sole responsibility for providing notice to IsoRay's customers regarding the Mick Applicator servicing requirements described in Section 1.3 above and verification that Required Maintenance has been performed, as evidenced by documentation from Mick Radio-Nuclear Instruments.  Failure of the AnchorSeedTM in Mick Applicators used by IsoRay's customers that have not received the Required Maintenance shall be the [**]. Notwithstanding the foregoing, in the event of a failure of the AnchorSeedTM when used with a Mick Applicator for which IsoRay or the customer can document that the Required Maintenance was performed, and to the extent that it can be proven that the products delivered by Biocompatibles were not as warranted, then Biocompatibles shall [**], however in no event shall [**].

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.5          Cancellations and Unused Seeds.

(a)  Due to the proprietary nature of Biocompatibles' product technology, any cancelled cases or unused seeds contained in Biocompatibles Services products (strands, loose-loaded needles, AnchorSeedTM, etc.) must be returned directly to Biocompatibles from the clinical location.  It is the responsibility of the clinical location to ensure that all returned materials are free from any and all contamination, both radiological and biological.  Such products must be returned in compliance with proper shipping regulations for radioactive material.  Either the clinical location or IsoRay should contact Biocompatibles to notify Biocompatibles of an impending return.  Biocompatibles will in turn provide the clinical location with the necessary documentation and guidance for shipping.

(b)  For all strands and loose-loaded products (excluding AnchorSeedTM), Biocompatibles will deconstruct the kit and return the extracted seeds to IsoRay within [**] business days following receipt of the kit from the clinical location, at [**].  However, for all seeds that are either AnchorSeedTM or AnchorLoadTM, the seeds must be held for decay at Biocompatibles. Such seeds will not be returned to IsoRay at any point.  If any AnchorSeedTM or AnchorLoadTM seeds are returned to Biocompatibles due to a defect in the Services provided by Biocompatibles, Biocompatibles agrees to [**] of the included seeds so returned."

5. The following provisions are hereby added to the Service Agreement as new Sections 3.1.c. and d.:

"c.            Biocompatibles shall throughout the Term of this Agreement have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating thereto and shall maintain in full force and effect all issued patents relating to its Services. IsoRay shall not have any responsibility for any action, costs, liabilities or expenses related to the preparation, filing, maintaining and prosecuting of such patents or patent applications.

d.           Biocompatibles agrees to immediately notify IsoRay if it is notified by any regulatory authority that a Service does not comply with applicable rules and regulations.  It further agrees to immediately investigate the matter and determine what steps are needed to resolve the issue(s) identified by the regulatory authority, which shall be resolved by Biocompatibles as soon as commercially practicable at Biocompatibles' sole cost and expense.  Biocompatibles further agrees to cooperate with IsoRay in the event a recall is required as a result of any failure of the Services to comply with all applicable rules and regulations, at Biocompatibles' sole cost and expense."

[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. The following provision is hereby added to the Service Agreement as new Section 7.6:

"All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the "Bankruptcy Code") licenses of rights to "intellectual property" as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement. Biocompatibles' address for purpose of notice pursuant to Section 11.1 of the Service Agreement shall be - 115 Hurley Road, Building 3B, Oxford, Connecticut 06478, Attention:  President."

7. Section 12.1 of the Service Agreement is hereby deleted in its entirety and the following substituted therefor:

"12.1       A Party shall not be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond the Party's control, including without limitation, acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements, provided, however, any delay in performance exceeding 30 days shall be grounds for terminating this Agreement by the non-defaulting Parties.

If either Party is affected by Force Majeure, it shall promptly notify the other Party of the nature and extent of the circumstances in question."

8. Exhibits.   "Exhibit A" and "Exhibit B" to the Service Agreement are deleted in their entirety and the attached "Revised Exhibit A" and "Revised Exhibit B" are substituted therefor.  New "Exhibit C" attached hereto is hereby added to the Service Agreement.

9. Counterparts.   This Amendment may be executed in counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, ISORAY MEDICAL, INC., BIOCOMPATIBLES, INC. have caused this AMENDMENT NO. 1 TO SERVICE AGREEMENT to be signed and delivered by their duly authorized representatives.

ACKNOWLEDGED and AGREED this 18th day of February 2009:

ISORAY MEDICAL, INC.		BIOCOMPATIBLES, INC.

By:	/s/ Lori Woods	By:	/s/ James Matons
	Lori Woods		James Matons
	Chief Operating Officer		President